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                                                                     EXHIBIT 10R

                               COGNEX CORPORATION
                              ANNUAL BONUS PROGRAM

Cognex Corporation (the "Company") provides selected employees, including the Company's executive officers, with an opportunity to earn cash bonuses pursuant to an annual bonus program (the "Bonus Program"). Each participant in the Bonus Program is assigned a target annual cash bonus. Participants may earn their bonuses based on the achievement of certain financial goals set forth in the Company's annual budget related to the Company's operating income as a percentage of revenue.

In 2005, the target bonus under the Bonus Program for Robert J. Shillman, the Chief Executive Officer of the Company, was $210,000, with the opportunity to earn 0-300% of this amount based on the achievement of the Company's financial goals; the target bonus under the Bonus Program for James F. Hoffmaster, the President and Chief Operating Officer of the Company, was $175,000, with the opportunity to earn 0-250% of this amount based on the achievement of the Company's financial goals; and the target bonus under the Bonus Program for Richard A. Morin, Senior Vice President of Finance and Administration, Chief Financial Officer, and Treasurer of the Company, was $92,000, with the opportunity to earn 0-200% of this amount based on the achievement of the Company's financial goals.

In accordance with the Bonus Program, on February 16, 2006, Robert J. Shillman, James F. Hoffmaster and Richard A. Morin each were entitled to a payout under the Bonus Program for 2005 of $181,650, $151,375, and $79,580, respectively. Dr. Shillman elected to forgo his bonus and requested that the Company make a contribution to a public charity instead.